Michael C. Novi, Esq.
Greg B. Wilkin, Esq.	(775) 786-7721
1325 Airmotive Way, Suite 267	Fax: (775) 786-7038
Reno, Nevada 89502	noviwilkin@gmail.com

October 12, 2012

United States Securities and Exchange Commission

Washington, D.C. 20549

RE:	San Lotus Holding Inc.

Registration Statement on Form S-1

To Whom It May Concern:

After review of the Form S-1 Registration Statement of San Lotus Holding Inc. (the”Company”), the shareholder list of the Company, the Company’s Corporate Resolutions dated April 5, 2012, April 25, 2012, and June 5, 2012, the Financial Statements for periods ending December 31, 2011 and March 31, 2012, and accepting the shareholder list as accurate and in my capacity as special counsel to the Company, I have examined instruments, documents and records which I have deemed relevant and necessary for the basis of my opinion including, but not limited to, the Certificate of Incorporation of the Company, the By-Laws of the Company, and the records of corporate proceedings relating to the issuance of Shares. Additionally, I have reviewed and made such other examinations of law and fact as I have deemed relevant to form the opinion hereinafter expressed.

I have examined the above listed documents in light of the applicable laws of the State of Nevada, including the Nevada Constitution, all applicable provisions of Nevada statutes, and reported judicial decisions interpreting those laws. In such capacities, I have assumed the legal capacity of all natural persons, the authenticity and completeness of all instruments submitted to me as original documents, the conformity to the authentic originals of all documents supplied to me as certified or photo static or faxed copies, and the genuineness of all signatures contained in the records, documents, instruments and certificates I have reviewed.

Based upon and subject to the foregoing, I make the following opinion on the legality of the S-1 Registration Statement as it relates to the proposed resale of up to 494,000 shares of common stock held by the selling security holders. The Company is authorized to issue 1,500,000,000 shares of common stock, $0.10 par value, and currently the Company has 8,500,000 shares of the common stock which are issued and outstanding. I am of the opinion that the 494,000 shares of common stock being offered for resale by the S-1 Registration Statement are currently issued and outstanding and are duly and validly issued and authorized as fully paid and non-assessable.

Novi & Wilkin Attorneys at Law hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading "Legal Matters" in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Regards,

/s/ Greg B. Wilkin, Esq.